Exhibit 99.1

Five Point Holdings, LLC Announces Second Quarter 2018 Results

Second Quarter 2018 and Recent Highlights

•	Continued land development activity at Newhall Ranch in Los Angeles County.

•	Entitlements approved by the San Francisco Board of Supervisors for additional commercial development at Candlestick Point and The San Francisco Shipyard.

•	Consistent home buyer demand at the Great Park Neighborhoods in Orange County.

•	Company maintains strong credit profile, including total liquidity of $803 million and debt to total capitalization of 24.2% at June 30, 2018.

Aliso Viejo, CA, August 13, 2018 (Business Wire) – Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use, master-planned communities in California, today reported financial results for the second quarter of 2018. Emile Haddad, Chairman and CEO, commented that “We are seeing strength in each of our markets driven by a robust labor market and limited housing supply. We continue our development efforts in Newhall Ranch in Los Angeles County and remain on track to deliver developed homesites to builders sometime toward the end of 2019. In San Francisco, we received unanimous approval from the Board of Supervisors to develop an additional two million square feet of commercial space. We view this as another vote of confidence by the city in the strength of our public-private partnership and its commitment to transforming Candlestick Point and The San Francisco Shipyard into world-class mixed-use communities. At the Great Park Neighborhoods in Orange County, home buyer activity remains brisk. From our perspective, we still see a continued imbalance between levels of supply and demand across all of our markets that should support incremental home price appreciation in our communities.”

Second Quarter 2018 Consolidated Results

Liquidity and Capital Resources

As of June 30, 2018, total liquidity of $802.6 million was comprised of cash and cash equivalents totaling $678.6 million and borrowing availability of $124.0 million under our $125.0 million unsecured revolving credit facility. Total capital was $1.9 billion, reflecting $3.0 billion in assets and $1.1 billion in liabilities.

Results of Operations for the Three Months Ended June 30, 2018

Revenues. Revenues of $13.1 million for the three months ended June 30, 2018 were primarily generated from management services. Our adoption of new revenue accounting guidance on January 1, 2018 has resulted in accelerated recognition of revenue that reflects the impact of variable incentive compensation in our development management agreement with the Great Park Venture.

Equity in earnings from unconsolidated entities. Equity in earnings from unconsolidated entities was $9.0 million for the three months ended June 30, 2018. The earnings were primarily due to our proportionate share of the Great Park Venture’s net income during the quarter of $37.5 million, which resulted from the sale of land entitled for an aggregate of 536 homesites on approximately 33 acres at the Great Park Neighborhoods. After adjusting for amortization and accretion of the basis difference, our equity in earnings from our 37.5% percentage interest in the Great Park Venture was $8.9 million. Equity in earnings from our 75% interest in the Gateway Commercial Venture was $0.1 million for the three months ended June 30, 2018.

Selling, general, and administrative. Selling, general, and administrative expenses were $29.0 million for the three months ended June 30, 2018.

Net loss. Consolidated net loss for the quarter was $11.3 million. The net loss attributable to noncontrolling interests totaled $6.1 million, resulting in a net loss attributable to the Company of $5.2 million.

Segment Results

Newhall Segment. Total segment revenues were $1.2 million for the second quarter of 2018 and were derived from agricultural leasing and the sale of citrus crops. Selling, general, and administrative expenses were $4.4 million for the three months ended June 30, 2018.

San Francisco Segment. Total segment revenues were $1.8 million for the second quarter of 2018. Revenues during the quarter were mostly attributable to fees generated from management agreements. Selling, general, and administrative expenses were $6.5 million for the second quarter.

Great Park Segment. Total segment revenues were $180.5 million for the second quarter of 2018. Revenues were mainly attributable to the sale of land entitled for 536 homesites on 33 acres at the Great Park Neighborhoods. Initial gross proceeds from the sale were $166.0 million representing the base purchase price. The Great Park segment’s net income for the quarter was $40.8 million, which included net income of $37.5 million attributed to the Great Park Venture that is not consolidated in our financial statements. After adjusting to account for a difference in investment basis, the Company’s equity in earnings from the Great Park Venture was $8.9 million for the three months ended June 30, 2018.

Commercial Segment. For the three months ended June 30, 2018, the Commercial segment recognized $6.3 million in revenues from a triple net lease with Broadcom and property management services provided by us. Segment expenses were mostly comprised of depreciation, amortization and interest expense totaling $5.2 million. Segment net income was $0.2 million. Our share of equity in earnings from the Gateway Commercial Venture totaled $0.1 million for the three months ended June 30, 2018.

Conference Call Information

In conjunction with this release, Five Point will host a conference call today, Monday, August 13, 2018 at 5:00 pm Eastern Time. Emile Haddad, Chairman and Chief Executive Officer, and Erik Higgins, Vice President and Chief Financial Officer, will host the call. Interested investors and other parties can listen to a live Internet audio webcast of the conference call that will be available on the Five Point website at ir.fivepoint.com. The conference call can also be accessed by dialing (877) 425-9470 (domestic) or (201) 389-0878 (international). A telephonic replay will be available starting approximately two hours after the end of the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13681963. The telephonic replay will be available until 11:59 p.m. Eastern Time on August 27, 2018.

About Five Point

Five Point, headquartered in Aliso Viejo, California, designs and develops large mixed-use, master-planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Orange County, Newhall Ranch® in Los Angeles County, and Candlestick Point and The San Francisco Shipyard in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our Annual Report on Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Investor Relations:

Bob Wetenhall, 949-349-1087

bob.wetenhall@fivepoint.com

or

Media:

Steve Churm, 949-349-1034

steve.churm@fivepoint.com

Source: Five Point Holdings, LLC

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Land sales	$3	$4,739	$52	$5,204
Land sales—related party	221	587	442	84,858
Management services—related party	11,440	5,481	23,207	10,951
Operating properties	1,426	2,439	4,356	4,536

Total revenues	13,090	13,246	28,057	105,549

COSTS AND EXPENSES:
Land sales	52	1,667	90	82,114
Management services	6,763	2,657	13,852	5,306
Operating properties	1,107	2,912	3,497	5,192
Selling, general, and administrative	29,015	27,957	57,611	55,155

Total costs and expenses	36,937	35,193	75,050	147,767

OTHER INCOME:
Adjustment to payable pursuant to tax receivable agreement	—	—	1,928	—
Interest income	2,910	—	5,657	—
Miscellaneous	631	23	8,412	46

Total other income	3,541	23	15,997	46

EQUITY IN EARNINGS (LOSS) FROM UNCONSOLIDATED ENTITIES	9,003	(2,365)	5,396	(5,241)

LOSS BEFORE INCOME TAX BENEFIT	(11,303)	(24,289)	(25,600)	(47,413)
INCOME TAX BENEFIT	—	—	—	—

NET LOSS	(11,303)	(24,289)	(25,600)	(47,413)
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(6,143)	(14,506)	(15,208)	(29,788)

NET LOSS ATTRIBUTABLE TO THE COMPANY	$(5,160)	$(9,783)	$(10,392)	$(17,625)

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)

(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
INVENTORIES	$1,546,683	$1,425,892
INVESTMENT IN UNCONSOLIDATED ENTITIES	538,470	530,007
PROPERTIES AND EQUIPMENT, NET	29,449	29,656
ASSETS HELD FOR SALE, NET	—	4,519
INTANGIBLE ASSET, NET—RELATED PARTY	100,932	127,593
CASH AND CASH EQUIVALENTS	678,637	848,478
RESTRICTED CASH AND CERTIFICATES OF DEPOSIT	1,403	1,467
RELATED PARTY ASSETS	53,416	3,158
OTHER ASSETS	9,292	7,585

TOTAL	$2,958,282	$2,978,355

LIABILITIES AND CAPITAL
LIABILITIES:
Notes payable, net	$556,409	$560,618
Accounts payable and other liabilities	168,128	167,620
Liabilities related to assets held for sale	—	5,363
Related party liabilities	177,491	186,670
Payable pursuant to tax receivable agreement	168,027	152,475

Total liabilities	1,070,055	1,072,746

CAPITAL:
Class A common shares; No par value; Issued and outstanding: 2018—66,537,852 shares; 2017—62,314,850 shares
Class B common shares; No par value; Issued and outstanding: 2018—79,145,487 shares; 2017—81,463,433 shares
Contributed capital	549,403	530,015
Retained earnings	58,133	57,841
Accumulated other comprehensive loss	(2,550)	(2,455)

Total members’ capital	604,986	585,401
Noncontrolling interests	1,283,241	1,320,208

Total capital	1,888,227	1,905,609

TOTAL	$2,958,282	$2,978,355

FIVE POINT HOLDINGS, LLC

SUPPLEMENTAL DATA

(In thousands)

(Unaudited)

June 30, 2018
Cash and cash equivalents	$678,637
Borrowing capacity (1)	124,000

Total liquidity	$802,637

(1)

As of June 30, 2018, no funds have been drawn on the Company’s $125.0 million revolving credit facility; however, letters of credit of $1.0 million are issued and outstanding under the revolving credit facility, thus reducing the available capacity by the outstanding letters of credit amount.

June 30, 2018
Debt (1)	$602,692

Total capital	1,888,227

Total capitalization	$2,490,919

Debt to total capitalization	24.2%

(1)

For purposes of this calculation, debt consists of (i) the outstanding principal on the Company’s 7.875% senior notes due 2025 of $500.0 million, and (ii) the Company’s related party EB-5 reimbursement obligation of $102.7 million.